Exhibit 5.1

[ROPES & GRAY LLP LETTERHEAD]

November 21, 2005

Point Therapeutics, Inc.

155 Federal Street

Boston, MA 02110

Re:  Point Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the public offering (the “Offering”) by Point Therapeutics, Inc, a Delaware corporation (the “Company”) of up to 9,257,500 shares of the Company’s common stock, $.01 par value (the “Shares”), registered pursuant to the Registration Statement on Form S-3 (File No. 333-121393) (the “Registration Statement”) previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the prospectus supplement dated November 21, 2005 filed by the Company pursuant to Rule 424 promulgated under the Securities Act. The Shares are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated November 21, 2005, by and among the Company and Pacific Growth Equities, LLC and CIBC World Markets Corp.

We have acted as counsel for the Company in connection with its proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the shares to be sold in the Offering pursuant to the Registration Statement have been duly authorized and, when such shares have been issued and sold and the Company has received the consideration in accordance with the terms of the Underwriting Agreement, such shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption “Legal Matters”.

This opinion may be used only in connection with the offer and sale of the shares registered on the Registration Statement while such registration statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP
Ropes & Gray LLP